Exhibit 99.1

Ranger Energy Services, Inc. Announces New Board Member
HOUSTON, July 30, 2018 - Ranger Energy Services, Inc. (NYSE: “RNGR”) (“Ranger”) announced today that the Board of Directors (the “Board”) voted to increase the size of the Board from eight directors to nine directors. Ranger also announced the appointment of Michael C. Kearney to the Board to fill the newly created vacancy. Mr. Kearney was also appointed to the Board’s audit committee (the “Audit Committee”).
“We are pleased to announce the addition of Michael Kearney to our Board and to our Audit Committee. We believe Mr. Kearney brings valuable industry and financial experience to our Board and will be a great addition,” Darron Anderson, Ranger’s Chief Executive Officer.
Mr. Kearney currently serves as Frank’s International’s Chairman, President and Chief Executive Officer, a position he has held since September 2017. Mr. Kearney has served as a member of Frank’s International Supervisory Board since 2013 and has over 25 years of upstream energy executive and board experience in the oil services sector. Mr. Kearney was appointed to Frank’s International Supervisory Board in 2013 and was Lead Supervisory Director from May 2014 until December 31, 2015, when he was named Chairman. In addition, Mr. Kearney served on the Frank’s International Audit Committee from 2013 until 2017 and the Frank’s International Compensation Committee from 2014 until 2016.
Mr. Kearney previously served as President and Chief Executive Officer of DeepFlex Inc., a privately held oilfield services company which was engaged in the manufacture of flexible composite pipe used in offshore oil and gas production, from September 2009 until June 2013, and served as the Chief Financial Officer of DeepFlex Inc. from January 2008 until September 2009. Mr. Kearney served as Executive Vice President and Chief Financial Officer of Tesco Corporation from October 2004 to January 2007. From 1998 until 2004, Mr. Kearney served as the Chief Financial Officer and Vice President-Administration of Hydril Company. In addition to his executive experience, Mr. Kearney’s oilfield services experience extends to serving on the board of directors of Core Laboratories from 2004 until 2017, most recently as its Lead Director, and serving on the Board and Audit Committee of Fairmount Santrol from 2015 until its merger with Unimin Corporation in 2018.  Mr. Kearney received a Bachelor of Business Administration degree from Texas A&M University, as well as a Master of Science degree in Accountancy from the University of Houston. Mr. Kearney was selected as a director because of his experience in the oil and gas industry and his experience serving on the board of directors of other companies.
About Ranger Energy Services, Inc.
Ranger Energy Services, Inc. is an independent provider of well service rigs and associated services in the United States, with a focus on unconventional horizontal well completion and production operations.
For further information, please direct all inquiries to:
J. Brandon Blossman
Chief Financial Officer
(713) 935-8900
Brandon.Blossman@rangerenergy.com